Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-217986) of Kimbell Royalty Partners, LP of our report dated April 11, 2018 relating to the financial statements of Haymaker Minerals & Royalties, LLC, which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

July 27, 2018